Exhibit 99.1

For information, contact:

Media -- Lisa M. Martin (713) 309-4890

Investors -- Doug Pike (713) 309-7141

MILLENNIUM ANNOUNCES INTENT TO
DELIST AND DEREGISTER DEBT SECURITIES

HOUSTON, April 13, 2006 -- Millennium Chemicals Inc. announced today that it has filed an application to voluntarily delist its 4% Senior Convertible Debentures due November 15, 2023, that are currently listed on the New York Stock Exchange (NYSE) and to deregister these securities with the Securities and Exchange Commission. The Convertible Debentures are guaranteed by Millennium America Inc., a subsidiary of Millennium. Millennium expects the delisting to be effective in May 2006.

Millennium is no longer required to maintain an effective shelf registration statement with respect to the Convertible Debentures or to maintain the listing of the Convertible Debentures on the NYSE, and the Convertible Debentures have fewer than 15 record holders and extremely low trading volume. Accordingly, Millennium believes that the benefits of listing and registration are outweighed by the administrative burdens and costs. Millennium does not intend to list or register the Convertible Debentures on any other exchange or quotation system.

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Millennium America Inc. is a wholly owned subsidiary of Millennium Chemicals Inc., a major international producer of chemicals including titanium dioxide (TiO2). Millennium Chemicals Inc. is a wholly owned subsidiary of Lyondell Chemical Company (NYSE:LYO).

Source: Millennium Chemicals Inc.; Millennium America Inc.; Lyondell Chemical Company